Exhibit 99.1
For Immediate Release
American Axle & Manufacturing Announces
Special Attrition Program for UAW Associates
Detroit, Michigan, October 4, 2006 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today announced that it will offer a special attrition program to all UAW associates at AAM’s master agreement facilities in the fourth quarter of 2006.
“The unprecedented, yet necessary, structural transformation of the domestic automotive industry is continuing at a rapid pace,” said AAM Co-Founder, Chairman, & CEO Richard E. Dauch. “AAM’s special attrition program is necessary at this time to realign our workforce with actual and projected production and market conditions. The structural cost reductions anticipated as a result of this special attrition program will enhance our ability to invest in the continuing expansion of AAM’s product portfolio, served markets, customer base and global manufacturing footprint.”
AAM’s special attrition program will be offered to all UAW associates at AAM’s master agreement facilities. AAM’s master agreement facilities are located in Detroit, Michigan; Three Rivers, Michigan; Buffalo, New York; Tonawanda, New York; and Cheektowaga, New York.
Under this special attrition program, AAM will offer a range of early retirement incentives, buy-outs and educational opportunities to its associates. These offers include:
•	$50,000 incentive to retirement eligible associates,

•	A monthly incentive for associates eligible to grow into retirement within four years,

•	$70,000 buy-out incentive to associates with less than 10 years seniority,

•	$100,000 buy-out incentive to associates with greater than or equal to 10 years seniority,

•	$30,000 buy-out incentive to certain associates of the Cheektowaga facility and the axle operations at the Three Rivers facility; or

•	An educational opportunities buy-out incentive program providing benefits of two or four years for tuition and living expenses.
Associates who retire as part of this program will retain all vested pension and postretirement benefits. Associates who accept a buy-out will retain vested pension benefits but will forfeit other postretirement benefits.
In conjunction with this special attrition program, AAM expects to initiate additional restructuring actions in 2006 to realign its production capacity and cost structure to current and projected operational and market requirements. These actions are expected to include salaried workforce reductions, the redeployment of machinery and equipment to support new programs, and other steps to rationalize underutilized capacity.
AAM currently expects to incur special charges of as much as $150 — $250 million for the special attrition program and other restructuring activities in 2006. As a result of these anticipated special charges, AAM withdraws its 2006 earnings and cash flow guidance provided on June 8, 2006.
AAM will hold a briefing with institutional investors and security analysts, news media representatives and other interested parties at 10:00 a.m. EDT on Wednesday, October 4, 2006 to discuss the special attrition program. AAM’s Co-Founder, Chairman & CEO Richard E. Dauch and Vice President — Finance & CFO Michael K. Simonte will co-host the call. This briefing may be accessed via conference call or webcast. Interested participants may listen to the live conference call by logging onto AAM’s investor web site at http://investor.aam.com or calling (877) 278-1452 from the United States or (706) 643-3736 from outside the United States. A replay will be available from Noon EDT on October 4, 2006 until 5:00 p.m. EDT October 11, 2006 by dialing (800) 642-1687 from the United States or (706) 645-9291 from outside the United States. When prompted, callers should enter conference reservation number 7368589.
AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for light trucks, sport utility vehicles and passenger cars. In addition to locations in the United States (in Michigan, New York and Ohio), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, South Korea and the United Kingdom.
Certain statements contained in this press release are “forward-looking statements” and relate to the Company’s plans, projections, strategies or future performance. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: adverse changes in the economic conditions or political stability of our principal markets (particularly North America, Europe and South America); reduced demand of our customers’ products or volume reductions, particularly for light trucks and SUVs produced by GM and DaimlerChrysler’s heavy-duty Dodge Ram full-size pickup trucks, or the Dodge Ram program; work stoppages at GM or DaimlerChrysler or a key supplier to GM or DaimlerChrysler; reduced purchases of our products by GM, DaimlerChrysler or other customers; our ability and our customers’ ability to successfully launch new product programs; our ability to respond to changes in technology or increased competition; supply shortages or price fluctuations in raw materials, utilities or other operating supplies; our ability to maintain satisfactory labor relations and avoid work stoppages; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities; liabilities arising from legal proceedings to which we are or may become a party or claims against us or our products; availability of financing for working capital, capital expenditures, research and development or other general corporate purposes; adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products (including the Corporate Average Fuel Economy regulations); our ability to attract and retain key associates; and other unanticipated events and conditions that may hinder our ability to compete. For additional discussion, see “Item 1A. Risk Factors” in our 2005 Annual Report on Form 10-K. It is not possible to foresee or identify all such factors and we assume no obligation to update any forward-looking statements or to disclose any subsequent facts, events or circumstances that may affect their accuracy.
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For more information...

Media relations contact	Investor relations contact
Carrie L. P. Gray	Christopher M. Son
Director, Corporate Relations	Director, Investor Relations
(313) 758-4880	(313) 758-4814
grayc@aam.com	chris.son@aam.com
Or visit the AAM website at www.aam.com.